UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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☐ Soliciting Material Pursuant to §240.14a-12
PENNS WOODS BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2020 PROXY

PENNS WOODS
BANCORP, INC.

PENNS WOODS BANCORP, INC.
300 Market Street
Williamsport, PA 17701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Our Shareholders:
The Annual Meeting of Shareholders of Penns Woods Bancorp, Inc. (the “Corporation”) will be held at the Williamsport branch office of Jersey Shore State Bank, 300 Market Street, Williamsport, PA 17701, on Tuesday, April 28, 2020 at 9:00 A.M. Only shareholders of record at the close of business on March 2, 2020 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
At the 2020 Annual Meeting we will:

1.	Elect six (6) Class 3 director nominees of the board of directors, to serve for a three-year term that will expire in 2023, and until their successors are elected and qualified (Proposal No. 1);

2.	Consider a proposal to adopt the Penns Woods Bancorp, Inc. 2020 Equity Incentive Plan (Proposal No. 2);

3.	Consider a proposal to adopt the Penns Woods Bancopr, Inc. 2020 Non-Employee Director Compensation Plan (Proposal No. 3);

4.	Conduct a non-binding (advisory) vote on executive compensation (Proposal No. 4);

5.	Ratify the appointment of S.R. Snodgrass, P.C. as the Corporation's independent registered public accounting firm for the year ending December 31, 2020 (Proposal No. 5); and

6.	Transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof.
The board of directors recommends that you vote “FOR” each of the proposals.
You are urged to vote your shares by using the Internet at http://www.investorvote.com/pwod or by telephone by calling 1-800-652-8683 (toll-free) on a touch-tone phone and using the control number located on the proxy card. You may also vote your shares by promptly returning your proxy card (marked, signed, and dated) in the enclosed postage-paid envelope. The voting of your shares will help in assuring the presence of a quorum. The prompt voting of your shares by Internet, phone, or the return of your proxy card, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional proxy solicitation. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through ADP Investor Communication Services that allows you to vote via the Internet. If so, the voting form your nominee sends you will provide voting instructions.
You may access the following proxy materials at http://www.edocumentview.com/pwod:

•	Notice of the 2020 Annual Meeting of Shareholders;

•	2020 Proxy Statement;

•	Annual Report to Shareholders for the year ended December 31, 2019; and

•	Proxy Card.
You are encouraged to attend the Annual Meeting. If you wish to attend the Annual Meeting in person, you should check the Meeting Attendance box on the enclosed proxy card and return your proxy card by April 22, 2020.
The giving of such proxy does not affect your right to vote in person at the Annual Meeting, if you give written notice to the Secretary of the Corporation of your intention to vote at the Annual Meeting.
You will be required to present the enclosed Annual Meeting Admission Ticket and a photo identification to gain admission to the Annual Meeting.
By Order of the Board of Directors,
Richard A. Grafmyre
Chief Executive Officer
Dated: March 23, 2020
Important Notice Regarding Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on Tuesday, April 28, 2020

The Proxy Statement and Annual Report to Shareholders for the year ended
December 31, 2019 are available at http://www.edocumentview.com/pwod.

PENNS WOODS BANCORP, INC.
300 Market Street
Williamsport, PA 17701

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD TUESDAY, APRIL 28, 2020

Introduction: Date, Time, and Place of Annual Meeting
This proxy statement is being furnished in connection with the solicitation by the board of directors of Penns Woods Bancorp, Inc. (the “Corporation”), a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting (the “Annual Meeting”) of holders of the Corporation's common stock (the “Common Stock”) to be held on Tuesday, April 28, 2020, at 9:00 A.M., at the Williamsport branch office of Jersey Shore State Bank, 300 Market Street, Williamsport, PA 17701, and any adjournment or postponement thereof.
The principal executive office of the Corporation is located at 300 Market Street, Williamsport, PA 17701. All inquiries should be directed to Richard A. Grafmyre, Chief Executive Officer of the Corporation, at (570) 322-1111. Jersey Shore State Bank (“JSSB”) and Luzerne Bank ("Luzerne", together referred to as the "Banks") are wholly owned subsidiaries of the Corporation.
Solicitation and Revocability of Proxies
This proxy statement and enclosed proxy card are first being sent to shareholders of the Corporation on or about March 23, 2020. Shares properly represented by the proxy will be voted in accordance with the specifications made thereon by the shareholders. Any proxy not specifying to the contrary will be voted “FOR” the Class 3 nominees noted, "FOR" the 2020 Penns Woods Bancorp, Inc. Equity Incentive Plan, "FOR" the 2020 Penns Woods Bancorp, Inc. Non-Employee Director Compensation Plan, "FOR" the approval of the advisory vote on executive compensation, and “FOR” the ratification of the appointment of S.R. Snodgrass, P.C. as the independent registered public accounting firm of the Corporation for the year ending December 31, 2020. The execution and return of the enclosed proxy card will not affect the right of a shareholder of record to attend the Annual Meeting and to vote in person if such shareholder gives written notice to the Secretary of the Corporation. Shareholders may also vote by telephone or Internet as provided on the enclosed proxy card.
The cost of assembling, printing, mailing, and soliciting proxies and any additional material that the Corporation may furnish shareholders in connection with the Annual Meeting will be borne by the Corporation. In addition to the solicitation of proxies by use of the mails, directors, officers, and employees of the Corporation and/or the Banks may solicit proxies, without additional compensation, by telephone, telegraph, or personal interview, with nominal expense to the Corporation. The Corporation will also pay the standard charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy soliciting material to the beneficial owners of shares.

A shareholder of record who returns a proxy may revoke the proxy at any time before it is voted (1) by giving written notice of revocation to Richard A. Grafmyre, Chief Executive Officer, Penns Woods Bancorp, Inc., 300 Market Street, Williamsport, PA 17701, (2) by executing a later-dated proxy and giving written notice thereof to the Secretary of the Corporation, or (3) by voting in person after giving written notice to the Secretary of the Corporation.

If your shares are held in “street name” (that is, through a broker, trustee, or other holder of record), you will receive a proxy card from your broker seeking instructions as to how your shares should be voted. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on certain routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. Under the rules of The New York Stock Exchange, only Proposal No. 5 (the ratification of the appointment of the Corporation’s independent registered public accounting firm) is a routine matter, and therefore is the only proposal for which your broker or nominee has discretionary authority to vote. Your broker or nominee does not have discretionary authority to vote on Proposal No. 1 (the election of the six Class 3 directors), Proposal No. 2 (2020 Penns Woods Bancorp, Inc. Equity Incentive Plan), Proposal No. 3 (2020 Non-Employe Director Compensation Plan), and Proposal No. 4 (advisory vote on executive compensation). You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

Quorum
Under the Corporation’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast will constitute a quorum for transaction of business at the Annual Meeting.

Voting Securities
Holders of record of Common Stock at the close of business on March 2, 2020 will be entitled to notice of and to vote at the Annual Meeting. On March 2, 2020 there were 7,040,966 shares of Common Stock outstanding. Each share of Common Stock outstanding as of the close of business on March 2, 2020, is entitled to one vote on each matter that comes before the meeting, and holders do not have cumulative voting rights with respect to the election of directors.
Under Pennsylvania law and the bylaws of the Corporation, the presence of a quorum is required for each matter to be acted on at the Annual Meeting. For purposes of the Annual Meeting, a quorum consists of the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast. Votes withheld, abstentions and broker non-votes will be counted in determining the presence of a quorum for each matter.

Assuming the presence of a quorum, the six nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors will be elected. Votes withheld from a particular nominee and broker non-votes will not constitute or be counted as votes cast for such nominee.

The affirmative vote of a majority of votes cast by shareholders at the Annual Meeting is required for approval of the other non-election matters to be considered at the Annual Meeting. Abstentions and broker non-votes will not constitute or be counted as votes cast and will not affect the outcome on the other non-election matters.

All proxies properly executed and not revoked will be voted as specified.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Corporation maintained the following standing committees for 2019, the current non-employee members of which are as follows:

		Number of Times Met During 2019
ASSET LIABILITY COMMITTEE:	Daniel K. Brewer, Michael J. Casale, Jr., William J. Edwards, James M. Furey, II, D. Michael Hawbaker, Leroy H. Keiler, III, Cameron W. Kephart, Joseph E. Kluger, Charles E. Kranich, II, Robert Q. Miller, John G. Nackley, R. Edward Nestlerode, Jr., William H. Rockey, Jill Fortinsky Schwartz, Ronald A. Walko	4

AUDIT:	Daniel K. Brewer, Michael J. Casale, Jr., William J. Edwards, James M. Furey, II, D. Michael Hawbaker, Leroy H. Keiler, III, Cameron W. Kephart, Joseph E. Kluger, Charles E. Kranich, II, Robert Q. Miller, John G. Nackley, R. Edward Nestlerode, Jr., William H. Rockey, Jill Fortinsky Schwartz, Ronald A. Walko	4

COMPENSATION:	Michael J. Casale, Jr., William J. Edwards, D. Michael Hawbaker, R. Edward Nestlerode, Jr.	2

EXECUTIVE:	Daniel K. Brewer, Michael J. Casale, Jr., Joseph E. Kluger, R. Edward Nestlerode, Jr.	—

NOMINATING AND CORPORATE GOVERNANCE:	Michael J. Casale, Jr., D. Michael Hawbaker, R. Edward Nestlerode, Jr., Ronald A. Walko	1

Audit Committee
The Audit Committee of the Corporation was composed of all independent directors within the meaning of Nasdaq listing standards. The Audit Committee operates under a written charter, a copy of which is available on our website, www.pwod.com, under Financial Information/Governance Documents and is available upon written request to the President or the Chief Executive Officer. The board of directors has designated Daniel K. Brewer as the Audit Committee financial expert. The Audit Committee is responsible for the appointment, compensation, oversight, and termination of the Corporation’s independent auditors. The Audit Committee is required to pre-approve audit and certain non-audit services performed by the independent auditors. The Audit Committee also assists the board of directors in providing oversight over the integrity of the Corporation’s financial statements, compliance with applicable legal and regulatory requirements, and the performance of our internal audit function. The Audit Committee also is responsible for, among other things, reporting to the board of directors on the results of the annual audit and reviewing the financial statements and related financial and non-financial disclosures included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Importantly, from a corporate governance perspective, the Audit Committee regularly evaluates the independent auditors’ independence, including approving consulting and other legally permitted, non-audit services provided by the auditors and the potential impact of the services on the auditors’ independence. The Audit Committee meets periodically with the independent auditors and the internal auditors outside of the presence of management, and possesses the authority to retain professionals to assist it in meeting its responsibilities without consulting with management. The Audit Committee reviews and discusses earnings releases with management, including the use of pro-forma information. The Audit Committee also discusses with management and the independent auditors the effect of accounting initiatives. The Audit Committee also is responsible for receiving and retaining complaints and concerns relating to accounting and auditing matters.
Board Meetings
The board of directors of the Corporation met twenty (20) times during 2019. All directors attended at least 80% of the aggregate of all meetings of the board of directors and the committees of which they were members.

Board Leadership Structure
Our board of directors maintains the freedom to choose whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separated, based on what it believes is best for the Corporation and its shareholders at any given time. The board of directors has determined that it is appropriate to separate the roles of Chief Executive Officer and Chairman of the Board. Accordingly, R. Edward Nestlerode, Jr. serves as Chairman of the Board of the Corporation while Richard A. Grafmyre serves as Chief Executive Officer of the Corporation. The board of directors believes this arrangement provides stronger corporate governance and conforms to industry best practices.

Board Risk Oversight
Each member of the board of directors has a responsibility to monitor and manage risks faced by the Corporation. At a minimum, this requires the members of the board of directors to be actively engaged in board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Furthermore, because the banking industry is highly regulated, certain risks to the Corporation are monitored by the board of directors through its review of the Corporation’s and its banking subsidiaries' compliance with regulations set forth by the banking regulatory authorities. Because risk oversight is a responsibility for each member of the board of directors, the board’s responsibility for risk oversight is not concentrated into a single committee. Instead, oversight is delegated, to a large degree, to the various board committees with an independent director serving in the capacity of committee chairman. These committees meet formally, as needed, to discuss risks and monitor specific areas of the Corporation’s performance with their findings reported at the next scheduled full meeting of the board of directors. In addition, the composition of the board of directors and normal agenda allow for the continuous oversight of risk by providing an environment which encourages the directors to ask specific questions or raise concerns and allots them sufficient time and materials to do so effectively. The overlap of committee membership provides a broad perspective of various risks and the actions undertaken to manage risks in today’s environment.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website, www.pwod.com, under Financial Information/Governance Documents and is available upon request to the President or the Chief Executive Officer. All members of the Committee are independent within the meaning of Nasdaq listing standards, and the Committee met once during 2019. The Committee will consider candidates recommended by shareholders. Shareholders desiring to submit a candidate for consideration as a nominee of the board of directors must submit the same information with regard to the candidate as required to be included in the Corporation’s proxy statement with respect to nominees of the board of directors in addition to any information required by the bylaws of the Corporation. Shareholder recommendations should be submitted in writing to Penns Woods Bancorp, Inc., 300 Market Street, Williamsport, PA 17701 (Attention: Chief Executive Officer), on or before December 31 of the year preceding the year in which the shareholder desires the candidate to be considered as a nominee. Although the board of directors at this time does not utilize any specific written qualifications, guidelines, or policies in connection with the selection of director nominees, candidates must have a general understanding of the financial services industry or otherwise be able to provide some form of benefit to the Corporation’s business, possess the skills and capacity necessary to provide strategic direction to the Corporation, be willing to represent the interests of all shareholders, be able to work in a collegial board environment, and be available to devote the necessary time to the business of the Corporation. In addition to these requirements, candidates will be considered on the basis of diversity of experience, skills, qualifications, occupations, education, and backgrounds, and whether the candidate’s skills and experience are complementary to the skills and experience of other board members. Candidates recommended by shareholders will be evaluated on the same basis as candidates recommended by the independent directors.

Nominations for director to be made at the Annual Meeting by shareholders entitled to vote for the election of directors must be submitted to the Secretary of the Corporation not less than ninety (90) days or more than one hundred fifty (150) days prior to the Annual Meeting, which notice must contain certain information specified in the bylaws. No notice of nomination for election as a director has been received from any shareholder as of the date of this proxy statement. If a nomination is attempted at the Annual Meeting that does not comply with the procedures required by the bylaws or if any votes are cast at the Annual Meeting for any candidate not duly nominated, then such nomination and/or such votes may be disregarded.
Restrictions on Hedging and Pledging Corporation Securities
The Corporation believes that stock ownership can effectively align the interests of directors, officers, and employees with the long-term interests of shareholders. Certain transactions in the Corporation’s securities, however, may be considered short-term or speculative in nature, or create the appearance that incentives are not properly aligned with the long-term interests of shareholders. It is the Corporation’s policy that directors, officers, and employees not purchase financial investments (including equity swaps, collars and similar derivative securities) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any potential decrease in the market value of the Corporation’s securities. As a result, under the Corporation’s Policy on Material Nonpublic Information and Personal Investing for Directors, Officers, and Employees: directors and specified officers, including all executive officers, may not buy or sell puts or calls or other derivative securities relating to the Corporation’s securities; directors and specified officers, including all executive officers, may not hold the Corporation’s securities in a margin account or pledge Corporation securities as collateral for a loan; and directors, officers, and employees may not enter into hedging or monetization transactions or similar arrangements with respect to Corporation securities that hedge or offset, or are designed to hedge or offset, any potential decrease in the market value of Corporation securities.

COMPENSATION OF DIRECTORS

Director Compensation Table

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Daniel K. Brewer	$65,500	$—	$—	$—	$—	$—	$65,500
Michael J. Casale, Jr.	63,000	—	—	—	—	—	63,000
William J. Edwards	58,000	—	—	—	—	—	58,000
James M. Furey, II	58,000	—	—	—	—	—	58,000
D. Michael Hawbaker	58,000	—	—	—	—	—	58,000
Leroy H. Keiler, III	58,000	—	—	—	—	—	58,000
Cameron W. Kephart	58,000	—	—	—	—	—	58,000
Joseph E. Kluger	55,000	—	—	—	—	—	55,000
Charles E. Kranich, II	37,000	—	—	—	—	—	37,000
Robert Q. Miller	37,000	—	—	—	—	—	37,000
John G. Nackley	50,000	—	—	—	—	—	50,000
R. Edward Nestlerode, Jr.	65,500	—	—	—	—	—	65,500
William H. Rockey	58,000	—	—	—	—	—	58,000
Jill F. Schwartz	50,000	—	—	—	—	—	50,000
Ronald A. Walko	58,000	—	—	—	—	—	58,000

The Corporation pays an annual retainer fee to each director of the Corporation of $28,000. In addition, JSSB and Luzerne pay an annual retainer fee to each director of $30,000 and $22,000, respectively. For the Corporation, Mr. Nestlerode received $7,500 for serving as Chairman of the Board and Mr. Brewer received $7,500 for serving as the Audit Committee Chairman. Mr. Casale received $5,000 for serving as Chairman of the Board of JSSB and Mr. Kluger received $5,000 for serving as Chairman of the Board of Luzerne. In the aggregate, existing members of the board of directors of the Corporation earned $829,000 for all board service during 2019. Directors do not receive additional fees for board or committee meeting attendance.
JSSB and Directors Casale, Furey, Rockey, and Walko have entered into director fee agreements pursuant to which each participating director may defer payment of all or a portion of his director’s fees earned for service on the boards of directors of the Corporation and JSSB. JSSB has established a deferral account for each participating director on its books. Benefits are payable upon retirement, early termination, disability, death, or the occurrence of a change in control of the Corporation or JSSB. Interest is credited to each deferral account at an annual rate equal to 50% of the Corporation’s return on equity for the immediately prior year, compounded monthly. Following termination of service, interest is credited to a deferral account at a rate based on the yield of the 10-year treasury note. Generally, the amounts are payable, at the participating director's prior election, in a lump sum or in 60 equal monthly installments following the director's retirement or termination of service, or the occurrence of a change in control of the Corporation or JSSB. In addition, a participating director may receive a payment of his or her account if the board of directors has determined that, following a request by a participating director, such director has suffered a severe unforeseeable financial hardship. If payments are not triggered until the participating director’s death, the benefits will be paid within 90 days following receipt of the director’s death certificate.
Luzerne maintains a director deferred fee plan in which all Luzerne directors, including Mr. Kluger, Mr. Nackley, and Ms. Schwartz, participate. The plan is a non-qualified deferred compensation plan into which Luzerne directors can defer up to 100% of the board fees earned during a calendar year. All amounts deferred by a director are fully vested at all times and currently earn an annual interest rate equal to prime plus 3%, with a floor of 6%. Balances accrued in the plan prior to December 31, 2012 earn interest at 10%. Upon cessation of a Luzerne director’s service with Luzerne, Luzerne will pay the director all amounts credited to the director’s deferred fee account.

Directors who are also employees of the Corporation (currently Mr. Grafmyre and Mr. Knepp) do not receive any separate compensation for serving as a director of the Corporation or the Banks.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Corporation's bylaws provide that the board of directors shall consist of not less than five (5) nor more than twenty-five (25) directors who are shareholders, the exact number to be fixed and determined from time to time by resolution of a majority of the full board of directors, with the number currently set at seventeen (17). The articles of incorporation and bylaws further provide that the directors shall be divided into three (3) classes, as nearly equal in number as possible, known as Class 1, Class 2, and Class 3. The directors of each class serve for a term of three (3) years and until their successors are elected and qualified. Under Pennsylvania law, directors of the Corporation can be removed from office by a vote of shareholders only for cause. The directors of the Corporation serve as follows:

Nominees for election as Class 3	Class 1 Directors	Class 2 Directors
Directors whose term expires in 2023:	to serve until 2022:	to serve until 2021:
James M. Furey, II (age 72)	Daniel K. Brewer (age 57)	William J. Edwards (age 48)
Richard A. Grafmyre (age 66)	Michael J. Casale, Jr. (age 68)	Leroy H. Keiler, III (age 56)
D. Michael Hawbaker (age 52)	Joseph E. Kluger (age 56)	Cameron W. Kephart (age 43)
Brian L. Knepp (age 45)	R. Edward Nestlerode, Jr. (age 67)	Charles E. Kranich, II (age 50)
Robert Q. Miller (age 60)	William H. Rockey (age 73)	Jill F. Schwartz (age 66)
John G. Nackley (age 67)		Ronald A. Walko (age 73)

The board of directors has affirmatively determined that all of the directors are independent within the meaning of the Nasdaq listing standards, except for Richard A. Grafmyre, Chief Executive Officer of the Corporation, and Brian L. Knepp, President and Chief Financial Officer of the Corporation. The board categorically determined that a lending relationship resulting from a loan made by one of the Corporation's banking subsidiaries (JSSB or Luzerne) to a director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The board also categorically determined that maintaining with the Banks a deposit, savings, or similar account by a director or any of the director’s affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers.
The proxies solicited hereunder will be voted “FOR” (unless otherwise directed) the six (6) director nominees of the board of directors listed previously for election as Class 3 directors. Each nominee has agreed to serve if elected and qualified. The Corporation does not contemplate that any nominee will be unable to serve as a director for any reason. However, in the event one or more of the nominees should be unable to stand for election, proxies will be voted for the remaining nominees and such other persons selected by the board of directors, in accordance with the best judgment of the proxy holders.

INFORMATION AS TO NOMINEES AND DIRECTORS
Set forth below is the principal occupation and certain other information regarding the nominees and other directors whose terms of office will continue after the Annual Meeting. In addition, below we provide the particular experience, qualification, attributes, or skills that led the board of directors to conclude that each director and nominee should serve as a director. Share ownership information for each director and nominee is included under “Beneficial Ownership and Other Information Regarding Directors, Executive Officers, and Certain Beneficial Owners.”

NOMINEES FOR DIRECTOR

James M. Furey, II is the retired President and former owner of Eastern Wood Products.  Mr. Furey has served as a director since 1990.  Through Mr. Furey’s professional experience in the lumber industry, which is significant in the Williamsport region, he has developed strong ties to the community.  From these community relationships, Mr. Furey provides the board with insight as to the growth opportunities and real estate industry within the Williamsport region.

Richard A. Grafmyre has served as Chief Executive Officer of the Corporation since joining the Corporation in October 2010, and he serves on the boards of both JSSB and Luzerne.  Mr. Grafmyre served as President, Chief Executive Officer, and Chairman of FNB Bank from 1997 until joining the Corporation.  For the efficient operation of the board, the board believes that the Chief Executive Officer should have a position on the board to act as a liaison between the board and management and to assist with the board’s oversight responsibilities by ensuring the board receives information from management in a timely and accurate manner to permit the board to carry out its responsibilities effectively.  Mr. Grafmyre’s extensive professional banking experience within a larger holding company structure enables him to provide the board with insight as to how the Corporation’s operations, policies, and implementation of strategic plans compare to those of its peers.

D. Michael Hawbaker is Executive Vice President of Glenn O. Hawbaker, Inc., a provider of heavy construction services and products throughout the company’s market area in Centre County, Pennsylvania.  Mr. Hawbaker has served as a director since 2007. Mr. Hawbaker is one of our youngest board members, adds to the diversity of the board, and helps to ensure that the board will develop board members with a depth of knowledge of the Corporation, in order to avoid knowledge and experience gaps as older board members retire.  Mr. Hawbaker understands the community and political landscape of the Centre County area where the board intends to continue to grow the Corporation’s business.  Mr. Hawbaker possesses a level of financial acumen important to his service as a member of the Audit Committee.

Brian L. Knepp joined the Corporation in 2005. He has served as the Chief Financial Officer of the Corporation since 2008 and was appointed President of the Corporation in 2017. The board believes that Mr. Knepp's experience and knowledge of the Corporation's business lines coupled with his ability to act as a liaison, in conjunction with the Chief Executive Officer, between the board and management and to assist with the board’s oversight responsibilities by ensuring the board receives information from management in a timely and accurate manner will enhance board performance.  The board also believes that Mr. Knepp’s position as Chief Financial Officer of the Corporation provides the board with valuable insight relating to the Corporation’s financial performance and strategic planning.

Robert Q. Miller is President and co-owner of Miller Brothers Auto Sales, Inc. and Mor Car Rentals and is a shareholder of the Central Pennsylvania Auto Auction. He has been engaged in the auto sales business since the age of 19. Mr. Miller's business involvement provides insight into the local economic environment and the auto industry specifically. Mr. Miller is active in civic organizations in the Mill Hall/Clinton County community

John G. Nackley is President and Chief Executive Officer of InterMetro Industries Corporation after serving as Vice President and Executive Vice President. Mr. Nackley has served as a director since 2013. Mr. Nackley’s experience in a Fortune 500 company provides the board with leadership in the business climate, financial reporting, strategic planning, marketing, and governance.

 DIRECTORS CONTINUING IN OFFICE

Daniel K. Brewer is a Certified Public Accountant and the retired principal of Brewer and Company, LLC, a private CPA firm. Mr. Brewer has served as a director since 2012. Mr. Brewer’s experience and knowledge of financial standards and reporting is valuable to the Audit Committee of which he serves as the Chairman. Mr. Brewer’s business and social involvement in the greater area of Columbia and Montour Counties provides insight into the economic stability of this region. In addition, Mr. Brewer’s knowledge of financial statements assists the board in their review of certain loan requests.

Michael J. Casale, Jr. is Vice Chairman of the Board of the Corporation, Chairman of the Board of Jersey Shore State Bank, and is the principal of Michael J. Casale, Jr., Esq., LLC.  Mr. Casale has served as a director since 1999. Because banking is a highly regulated industry and success in the industry is dependent on adequately managing certain lending risks, Mr. Casale’s legal, business, and real estate experience is helpful to the board in reviewing the Corporation’s legal matters and documentation related to commercial lending matters. In September 2017, Mr. Casale entered voluntary guilty pleas in the Court of Common Pleas of Lycoming County to one count of criminal trespass and one count of wiretapping in connection with a personal domestic matter. Mr. Casale received probation for the offenses, which has been completed, and has paid all costs and fines.

William J. Edwards is President and owner of JEB Environmental Technologies, Inc., a storage tank construction company. Mr. Edwards has served as a director since 2012. Mr. Edwards, one of our youngest board members, adds to the diversity of the board and helps to ensure that the board will develop board members with a depth of knowledge of the Corporation, in order to avoid knowledge and experience gaps as older board members retire. In addition, Mr. Edwards’ business involvement in various communities provides insight into the economic health of the communities, while also providing insight into potential customer relationships.

Leroy H. Keiler, III operates Leroy H. Keiler, Attorney at Law.  Mr. Keiler has served as a director since 2006. Because banking is a highly regulated industry and success in the industry is dependent on adequately managing certain lending risks, Mr. Keiler’s experience as an attorney is helpful to the board in reviewing the Corporation’s legal matters and documentation related to residential lending matters.  Additionally, Mr. Keiler’s relatively younger age adds to the diversity of the board and helps to ensure that the board will develop board members with a depth of knowledge of the Corporation, in order to promote continuity in the board.

Cameron W. Kephart is Executive Vice President of Susquehanna Transit Company and Susquehanna Trailways LLC, a third-generation, family-owned motorcoach company based in Avis, Pennsylvania. Mr. Kephart was appointed to the board during 2017. Mr. Kephart has over 20 years’ experience in the transportation industry and is responsible for the day to day operations of the school bus and motorcoach divisions of the company, which includes financial planning and budgeting as well as strategic planning. Mr. Kephart is knowledgeable in government regulations pertaining to the industry at the state and federal levels. Additionally, Mr. Kephart’s relatively younger age adds to the diversity of the board and helps to ensure that the board will develop board members with a depth of knowledge of the Corporation, in order to promote continuity in the board.

Joseph E. Kluger is the Chairman of the Board of Luzerne Bank and is one of two Managing Principals of Hourigan, Kluger & Quinn P.C., where he has practiced law primarily in the fields of banking and finance, real estate, estates, and for-profit and not-for-profit corporate and business law for more than 30 years and has presented numerous seminars on board governance. Mr. Kluger has served as a director since 2013. Mr. Kluger’s experience as an attorney is helpful to the board in reviewing the Corporation’s legal matters, real estate affairs, corporate governance issues, and documentation related to lending and workout matters.

Charles E. Kranich, II is the President of Kranich’s Jewelers, Inc., which is a fourth generation family-owned retail jewelry company operating in central Pennsylvania. He has experience in business and real estate and has served as a director since 2019. Mr. Kranich maintains strong business and personal relationships; particularly in the Blair and Centre County regions. Mr. Kranich is a younger board member and contributes retail and marketing knowledge to the board, while providing political and economic insights.

R. Edward Nestlerode, Jr. is the Chairman of the Board of the Corporation and is President and Chief Executive Officer of Nestlerode Contracting Co., Inc., which specializes in bridge building.  Mr. Nestlerode has served as a director since 1995.  Mr. Nestlerode maintains strong community ties in the Clinton County area, which is a region that the Corporation intends to grow its business. Through his business, Mr. Nestlerode has developed knowledge of the construction industry, which provides the board with insight regarding the development of potential customer relationships and opportunities.  In addition, Mr. Nestlerode’s previous experience as a Chief Financial Officer is valuable as a member of the Audit Committee.

William H. Rockey is a retired former Senior Vice President of the Corporation.  He was the president of the former First National Bank of Spring Mills.  Mr. Rockey has served as a director since 1999.  Mr. Rockey’s ties to Centre County, Pennsylvania will assist the Corporation in growing its business in the Centre County region.  In addition, Mr. Rockey’s former position with the Corporation, along with his long-time professional banking experience in Centre County combined with his knowledge and familiarity of the Corporation’s culture and operating procedures, provide the board with significant business development resources and experience.

Jill F. Schwartz is the senior partner of Wyoming Weavers, Swoyersville, Pennsylvania and President of Fortune Fabrics, Inc., positions she has held since 1985. She is also the owner of Gosh Yarn It!, a yarn boutique located in Kingston, Pennsylvania. Ms. Schwartz has served as a director since 2013. As president of a local manufacturing company along with many years of experience as a bank director, Ms. Schwartz provides the board with an understanding of the local business climate and growth opportunities for the Corporation.

Ronald A. Walko is a retired President and Chief Executive Officer of the Corporation. Mr. Walko remains active in various civic organizations in the Williamsport area. Mr. Walko has served as a director since 2000. With more than twenty-five years of service with the Corporation, Mr. Walko possesses a deep understanding of the Corporation’s operations, which assists the board in strategic planning and management oversight.

PRINCIPAL OFFICERS OF THE CORPORATION

The following table lists the executive officers of the Corporation as of March 2, 2020:

Name	Age	Position and/or Offices With the Corporation	Employee Since	Number of Shares of the Corporation	Year First Elected an Officer
Richard A. Grafmyre	66	Chief Executive Officer of the Corporation	2010	6,493	2010
Brian L. Knepp	45	President and Chief Financial Officer of the Corporation	2005	4,078	2005
Aron M. Carter	47	Senior Vice President - Chief Risk Officer of the Corporation	2013	905	2013
Michelle M. Karas	53	Senior Vice President, Secretary, & Chief Data Officer of the Corporation	2012	932	2012

Biographical information for Mr. Grafmyre and Mr. Knepp is set forth above under the caption “Information as to Nominees and Directors.”

Aron M. Carter joined the Corporation in 2013 as a Senior Vice President - Enterprise Risk Management and was promoted to Senior Vice President - Chief Risk Officer in 2018. Mr. Carter previously was employed as a bank examiner with the Office of the Comptroller of the Currency.
Michelle M. Karas joined the Corporation in 2012 as a Vice President - Head of Institutional Advancement and was promoted to Senior Vice President - Chief Operating Officer in 2016, Secretary in 2017, and Chief Data Officer in 2019. Ms. Karas previously was employed in various management positions at several community banks.
BENEFICIAL OWNERSHIP AND OTHER INFORMATION REGARDING DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 2, 2020, information regarding the number of shares and percentage of the outstanding shares of Common Stock beneficially owned by each director, executive officer, and all directors and executive officers as a group, and by each person known by the Corporation to beneficially own 5% or more of the Common Stock.  Unless otherwise indicated in a footnote, shares of our Common Stock have not been pledged as security.

Executive Officers and Directors	Principal Occupation for Past Five Years	Year First Became a Director	Amount & Nature of Beneficial Ownership		% of Total Shares Outstanding
Daniel K. Brewer	Retired; Former Principal of Brewer and Company, LLC	2012	3,150	(1)	0.04%
Aron M. Carter	Senior Vice President of the Corporation	N/A	905	(2)	0.01%
Michael J. Casale, Jr.	Chairman of the Board of JSSB, Principal, Michael J. Casale, Jr., Esq., LLC	1999	28,107	(3)	0.40%
William J. Edwards	President & Owner of JEB Environmental Technologies, Inc.	2012	18,600	(4)	0.26%
James M. Furey, II	Retired President & Former Owner of Eastern Wood Products	1990	19,015	(5)	0.27%
Richard A. Grafmyre	Chief Executive Officer of the Corporation	2010	6,493	(6)	0.09%
D. Michael Hawbaker	Executive Vice President of Glenn O. Hawbaker, Inc.	2007	5,250	(7)	0.07%
Michelle M. Karas	Senior Vice President, Secretary, & Chief Data Officer of the Corporation	N/A	932	(8)	0.01%
Leroy H. Keiler, III	Leroy H. Keiler, III, Attorney at Law	2006	1,160	(9)	0.02%
Cameron W. Kephart	Executive Vice President of Susquehanna Transit Company	2017	851	(10)	0.01%
Joseph E. Kluger	Chairman of the Board of Luzerne, Managing Principal of Hourigan, Kluger & Quinn P.C.	2013	3,611	(11)	0.05%
Brian L. Knepp	President & Chief Financial Officer of the Corporation	2015	4,078	(12)	0.06%
Charles E. Kranich, II	President of Kranich's Jewelers, Inc.	2019	10,500	(13)	0.15%
Robert Q. Miller	President and co-owner of Miller Brothers Auto Sales, Inc. and Mor Car Rentals	2019	1,428	(14)	0.02%
John G. Nackley	President and CEO of InterMetro Industries Corporation	2013	4,098	(15)	0.06%
R. Edward Nestlerode, Jr.	Chairman of the Board of the Corporation, President and Chief Executive Officer of Nestlerode Contracting Co., Inc.	1995	39,272	(16)	0.56%
William H. Rockey	Retired; Former Senior Vice President of the Corporation and JSSB; Former President of First National Bank of Spring Mills	1999	50,115	(17)	0.71%
Jill F. Schwartz	Senior Partner of Wyoming Weavers; President of Fortune Fabrics, Inc.; Owner of Gosh Yarn It!	2013	31,839	(18)	0.45%
Ronald A. Walko	Retired; Former President & Chief Executive Officer of the Corporation and JSSB	2000	35,062	(19)	0.50%
All Executive Officers and Directors as a Group (19 persons)			264,466		3.76%

Beneficial Owner Holding More than 5%
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	N/A	N/A	377,412	(20)	5.36%

(1)	Shares held individually.
(2)	Shares held individually.
(3)	Includes 1,500 shares held individually and 26,607 shares held jointly with his spouse.
(4)	Shares held individually.
(5)	Includes 10,570 shares held jointly with his spouse, 6,000 held individually, and 2,445 shares held by his spouse.
(6)	Includes 6,193 shares held individually and 300 shares held by his spouse.
(7)	Shares held jointly with his spouse.
(8)	Shares held individually.
(9)	Shares held jointly with his spouse.
(10)	Includes 595 shares held individually and 256 shares held jointly with his spouse.
(11)	Includes 3,120 shares held individually and 491 shares held jointly with his spouse.
(12)	Shares held individually.
(13)	Shares held individually.
(14)	Includes 1,080 shares held individually and 348 shares held jointly with his spouse.
(15)	Shares held individually.
(16)
Includes 14,523 shares held jointly with his spouse, 19,437 shares held individually, 2,077 shares held by his spouse, 531 shares held by his son, and 2,704 shares held by Nestlerode Contracting Co., Inc.

(17)	Shares held jointly with his spouse.
(18)	Shares held individually.
(19)	Includes 30,050 shares held jointly with his spouse and children, 4,143 shares held individually, 652 shares held by his spouse, and 217 shares held jointly by his spouse and children.
(20)
This information is based solely on a Schedule 13G filed with the SEC on February 7, 2020 by BlackRock, Inc., which reported sole voting power as to 363,954 shares and sole dispositive power as to 377,412 shares, as of December 31, 2019.

SECTION 16(a) DELINQUENT REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and any persons owning ten percent or more of our Common Stock, to file in their personal capacities initial statements of beneficial ownership on Form 3, statements of changes in beneficial ownership on Form 4, and annual statements of beneficial ownership on Form 5 with the Securities and Exchange Commission (the "SEC").  The rules of the SEC regarding the filing of such statements require that “late filings” be disclosed in the Corporation’s proxy statement.  Based solely on the reports received by us or filed with the SEC and on written representations from reporting persons, we believe all such persons complied with all applicable filing requirements during 2019 except for: a Form 4 inadvertently filed late by John G. Nackley on February 26, 2019 reporting the purchase of 300 shares of stock on February 15, 2019 and except for one Form 4 filing inadvertently filed late on April 1, 2020 relating to the grant of stock options on March 15, 2020 (which are not exercisable until March 15, 2022 at the earliest) to each of our executive officers, Richard Grafmyre, Brian Knepp, Aron Carter, and Michelle Karas.
.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis addresses the following issues: members of the Compensation Committee (the “Committee”) and their role, compensation-setting process, our philosophy regarding executive compensation, and components of executive compensation.
Committee Members and Independence
The Committee is comprised of four (4) independent directors under the requirements set forth in the Nasdaq listing standards. In determining the independence of members of the Compensation Committee, the Board considers all factors specifically relevant to determining whether the director has a relationship to the Corporation that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including (i) the source of the director’s compensation, including any consulting, advisory or other compensation fees; and (ii) any affiliate relationship between the director and the Corporation or any of its subsidiaries. The members of the Committee are: Michael J. Casale, Jr., William J. Edwards, D. Michael Hawbaker, and R. Edward Nestlerode, Jr.

Role of Committee
The Committee’s focus is to establish a compensation policy and philosophy that will enable the Corporation to attract, retain, motivate, and reward executive officers that are critical to the success of the Corporation. In doing so, the Committee:

•	reviews and adjusts the principles guiding the compensation policy to maintain alignment with short and long-term strategic goals and to build shareholder value;

•	establishes performance objectives including, but not limited to, earnings, return on assets, return on equity, total assets, and quality of the loan portfolio;

•	evaluates the performance of the executive officers in comparison to the performance goals;

•	determines the compensation of executive officers and the components of the compensation;

•	administers the retirement plans of the Corporation, including the defined benefit, defined contribution, and 401(k) plans;

•	administers the 2006 Employee Stock Purchase Plan;

•	administers the 2014 Stock Option Plan;

•	recommends changes to compensation plans, cash or equity, to the full board of directors;

•	reviews and recommends changes to succession plans; and

•	reviews and recommends changes to director compensation.

Committee Meetings
The Committee meets as often as necessary. The Committee met twice in 2019 to gather input in anticipation of the wage and benefit changes to be approved for the 2020 fiscal year. The Committee maintains a written charter, a copy of which is available on our website, www.pwod.com, under Investor Relations/Financial Information/Governance Documents and is available on request to the President or Chief Executive Officer. The Committee works with the Chief Executive Officer to determine the meeting agenda and material to be reviewed. The materials and inputs utilized may include, but are not limited to, the following:

•	financial reports outlining budget to actual performance;

•	reports of corporate achievement/recognition by outside parties;

•	forecasted financial results as compared to the current budget and actual results;

•	peer financial analysis and comparison;

•	completion and progress of meeting strategic goals;

•	peer equity and cash compensation data;

•	national and regional compensation surveys; and

•	financial impact of current and proposed compensation programs.

Committee Process
The Committee set the compensation of the executive officers and other employees during the first quarter of 2019 for the period covering the 2019 fiscal year. Although the decisions are made at a point in time, the Committee continuously monitors the performance of the Corporation and executives throughout the year as part of the routine full board of directors meetings.
The Committee utilizes the input and assistance of management when making compensation decisions. Management input includes:

•	employee performance evaluations and compensation recommendations;

•	reporting actual and forecasting future results;

•	establishing performance objectives;

•	review and recommendations of non-cash employee compensation programs; and

•	assistance with Committee meeting agendas.

The Chief Executive Officer has direct involvement with the Committee during the meetings in order to provide status updates on the attainment of strategic goals, discuss performance evaluations, and make recommendations on executive officer compensation packages for the named executive officers other than himself. The Chief Executive Officer does not participate in meetings of the Committee during which his compensation is discussed.
Annually, the Committee meets to evaluate the performance of the executive officers and to set the compensation for the fiscal year.
Compensation Elements

Base Salary
The Committee believes that the base salary of the named executive officers is the cornerstone of the compensation package and is the primary source of compensation to the executive. The base salary provides a consistent level of pay to the executive, which the Committee feels decreases the amount of executive turnover, promotes the long-term goals of the Corporation, and is a tax deductible expense. The factors used in determining the level of base salary include the executive’s qualifications and experience, tenure with the Corporation, responsibilities, attainment of goals and objectives, past performance, and peer practices. A review of past performance and the attainment of goals and objectives are reviewed annually as part of the formal annual performance review. During the review, objectives and goals for the current and following year and upcoming milestones related to the corporate strategic plan were discussed. Peers for the Corporation are bank holding companies headquartered within Pennsylvania, Maryland, New Jersey, New York, Ohio, and West Virginia with assets between $1 billion and $2.5 billion and include the following:

1st Constitution Bancorp	ACNB Corporation	Chemung Financial Corp.
Citizens and Northern Corp.	Citizens Financial Services, Inc.	Civista Bancshares, Inc.
Codorus Valley Bancorp	Community Financial Corporation	ESSA Bancorp, Inc.
Farmers & Merchants Bancorp	First Keystone Corporation	First United Corp.
FNCB Bancorp, Inc.	Franklin Financial Services Co.	Heartland Bancorp
Marlin Business Services Corp.	Middlefield Banc Corp.	MVB Financial Corp.
Norwood Financial Corp.	Orrstown Financial Services, Inc.	Premier Financial Bancorp, Inc.
QNB Corp.	Shore Bancshares, Inc.	Unity Bancorp, Inc.

Data for these peers is gathered from various sources including, but not limited to, SEC filings, Federal Reserve filings, and other information publicly released by the peer companies. The Committee utilizes such comparative information as a component in determining base salary for such executives. Other components considered by the Committee include the factors described above. The Committee does not assign relative weights to any one component but considers the entire mix of information. The Committee does not consider such comparative information in connection with other elements of the overall compensation of such executives.

Annual Bonus Program
The Committee administers a Performance-Based Cash Incentive Plan in which certain executive officers of the Corporation, including the named executive officers, participate. The plan provides at-risk compensation awards to eligible employees, which include full-time employees of the Corporation (except employees whose compensation is commission based) and part-time employees. To be eligible to receive payments employees must have been employed for a minimum of three months and be actively employed at time of payment. In addition, the employee must receive an overall rating of “Proficient” or higher on his or her most recent individual performance appraisal for the period covered by the performance appraisal. The plan is designed to support organizational objectives and financial goals set forth in the Corporation’s strategic business plan and financial plan. The plan further aligns the interests of the Corporation’s shareholders with employees and assists the Corporation in attracting, retaining, and motivating high-quality personnel, who contribute to the success and profitability of the Corporation.
The Committee for 2019 established five target results criteria. Target results are the quarterly and annual goals of the Banks, which are consistent with the Corporation’s strategic business plan and financial plan, which must be met in order to receive a cash award under the plan. The target results integrate industry peer group standards with the goals set forth in the Corporation’s strategic business plan and financial plan. Targets are weighted to reflect the relative importance of each goal to the Corporation’s goals under its strategic business plan and financial plan. Target measures that may be used by the Committee include, but are not limited to, return on equity, gross loan growth, growth in deposits (excluding brokered deposits), net income, and loan delinquency. Target results are set at levels intended to be challenging, but more likely than not to be achieved, or come substantially close to being achieved.
The Committee has the discretion to exclude nonrecurring or extraordinary items of income, gain, expense, or loss, or any other factor it may deem relevant in its determination as to whether the target results have been satisfied. The Committee must conclude that an award, in such a circumstance, would ensure that the best interests of the Corporation’s shareholders are protected and are not in conflict with the interests of the plan’s participants.
Cash awards are based upon a maximum fixed amount and are paid semi-annually. The higher the eligible employee’s position, the greater the cash award. This reflects the Corporation’s belief that the performance of our named executive officers and other members of upper management has relatively greater impact on the performance of the Corporation.
The plan is administered by the Committee, but annual awards determined by the Committee under the plan are subject to the approval of the board of directors of the Corporation. The Committee may only make awards when it deems such awards are in the best interests of the Corporation, the Corporation’s shareholders, and the plan participants. The Committee or the board may take action to amend, modify, suspend, reinstate, or terminate the plan at any time. Such amendments, modifications, suspensions, reinstatements, or terminations may apply retroactively.
For 2019, the Committee established five weighted performance targets under the plan for participating employees, which included Messrs. Grafmyre, Knepp, Carter, and Ms. Karas. The performance factors and weightings for each factor for 2019, all of which exclude securities gains or losses where applicable, were as follows: Return on Equity (target: 11.94%; weighting: 20%); Gross Loan Growth (target: $99.233 million; weighting: 20%); Deposit Growth, excluding brokered deposits (target: $89.536 million; weighting: 20%); Net Income (target: $18.383 million; weighting: 20%); and Loan Delinquency (target: 1.37%; weighting: 20%). Actual performance measured against the weighted target performance factors resulted in performance of 100% of targeted goals with the Committee having the ability to increase the amount paid for exceptional service to the Corporation. Based on these factors, bonuses for 2019 were paid as follows: Mr. Grafmyre - $362,750; Mr. Knepp - $70,250; Mr. Carter - $22,250; and Ms. Karas - $22,250.
Equity Awards
The Committee granted stock options to the named executive officers during 2019 under the 2014 Penns Woods Bancorp, Inc. Equity Incentive Plan. The Committee feels this tool is needed in order to continue to be able to attract top talent, retain management, and to provide a long-term compensation component. Grants of stock options during during 2019 to named executive officers totaled 67,500 shares at an exercise price of $28.01 per share. Total shares granted to each named executive officer were as follows: Mr. Grafmyre - 30,000; Mr. Knepp - 24,000; Mr. Carter - 7,500 and Ms. Karas - 6,000.

As of the date of this Proxy Statement, awards for substantially all of the shares available for issuance under the 2014 Equity Incentive Plan, approved by shareholders at the 2014 Annual Meeting of Shareholders, have been issued. As described later in this Proxy Statement, Proposal No. 2 relates to consideration of a new 2020 Equity Incentive Plan for the Corporation. The new 2020 Equity Incentive Plan would expire ten years from shareholder approval and authorize the issuance of up to 750,000 shares of Common Stock for awards under the Plan.
Additional Benefits
The named executive officers may participate in other employee benefit programs that are generally available to the other employees of the Corporation. Other perquisites received by the named executive officers are either included in the Summary Compensation Table in this proxy statement or do not exceed $10,000 in the aggregate annually.

Employment and Change in Control Agreements
We have entered into employment agreements with Messrs. Grafmyre, Knepp, Carter, and Ms. Karas. A discussion of these agreements follows.

Richard A. Grafmyre. Mr. Grafmyre is a party to an amended employment agreement with the Corporation and JSSB.
Under his agreement, Mr. Grafmyre will serve as Chief Executive Officer of the Corporation and the Bank until April 30, 2021 (the “Full-Time Employment Period”), with automatic annual renewals of the Full-Time Employment Period thereafter unless either party gives written notice of nonrenewal of the Full-Time Employment Period at least ninety days prior to any annual renewal date of the Full-Time Employment Period.  Upon expiration of the Full-Time Employment Period, Mr. Grafmyre will continue to be employed for a period of three years (the “Reduced Time Employment Period”) as a senior executive officer of the Corporation and the Bank in such positions and with such titles designated by the boards of directors of the Corporation and the Bank.  After such initial three-year period, the Reduced Time Employment Period will automatically renew annually for an additional year, but may be terminated at any time by either party upon ninety days’ prior written notice. The agreement can be terminated by the Corporation or JSSB at any time for specified events of “cause” or in the event of Mr. Grafmyre’s disability.
Mr. Grafmyre’s annual base salary under the agreement is $915,750 during the Full-Time Employment Period. The agreement provides for participation in employee benefit plans and programs maintained by the Corporation and JSSB for the benefit of their executive officers, including bonus programs, participation in health, disability benefit, life insurance, pension, profit sharing, retirement and stock-based compensation plans and certain fringe benefits, including use of an automobile and club dues. Commencing on the start of the Reduced Time Employment Period, Mr. Grafmyre will be employed as a senior executive officer of the Corporation and JSSB in such positions and with such titles as may be designated by the boards of directors of the Corporation and JSSB, with a work schedule of thirty-two hours per week. During the Reduced Time Employment Period, Mr. Grafmyre’s annual base salary will be reduced to 80% of the amount in effect at the end of the Full-Time Employment Period.
The agreement provides that if, on or within 24 months following a “change in control” of the Corporation or JSSB, the Corporation or JSSB terminates Mr. Grafmyre for a reason other than cause or disability, or if Mr. Grafmyre resigns after the occurrence of specified circumstances that constitute constructive termination (i.e., “good reason”), Mr. Grafmyre will receive a lump-sum cash payment equal to two times the sum of (i) his then current base salary and (ii) the average of the last three annual bonuses paid to him preceding his termination of employment. He would also be entitled to a continuation of health insurance benefits for a period of twenty-four months. If the Corporation or JSSB terminates Mr. Grafmyre for a reason other than cause or disability absent a “change in control,” Mr. Grafmyre will continue to receive his then current base salary and health insurance benefits for the greater of the remaining term of the agreement or six months.
The agreement provides for the reduction of any “change in control” payments to Mr. Grafmyre to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code tht would result in the imposition of an excise tax to him and a loss of deduction to the Corporation.
The agreement contains noncompete covenants, which generally prohibit Mr. Grafmyre from engaging in banking activities with an institution headquartered within twenty-five miles of 300 Market Street, Williamsport, Pennsylvania, and nonsolicitation covenants relating to customers and employees. These covenants generally extend for a period of six months after Mr. Grafmyre’s termination of employment unless his employment terminates as a result of a delivery of a notice of nonrenewal by the Corporation and JSSB, in which case these covenants end on the date the agreement terminates.
Brian L. Knepp. Mr. Knepp is party to an employment agreement with the Corporation and JSSB. The agreement has an initial three-year term expiring on December 31, 2021 with automatic annual renewals thereafter absent notice of nonrenewal by either party. Under the agreement, Mr. Knepp serves as President and Chief Financial Officer of the Corporation, and as President of the M Group, Inc. d/b/a the Comprehensive Financial Group, a wholly owned subsidiary of JSSB.
Under the agreement, Mr. Knepp's current annual base salary is $200,000, subject to discretionary increases by the Corporation. Mr. Knepp is also entitled to participate in any employee benefit and incentive compensation plans and arrangements available to employees and executive officers of the Corporation. Mr. Knepp will also be provided with use of an automobile during the employment period under the agreement.

The agreement may be terminated for specified events of cause, in which case the parties’ obligations under the agreement will cease. If the agreement is terminated without cause and there has not been a change-in-control (as defined in the agreement), then the Corporation will continue to pay Mr. Knepp’s then current annual base salary for the greater of six months or the number of months remaining in the term of his employment agreement and will provide Mr. Knepp, at no cost to him, with continuation of health and medical benefits for the period during which he is receiving continued payments of base salary. If, following a change-in-control, the agreement is terminated by the Corporation without cause or Mr. Knepp voluntarily terminates his employment for specified events of good reason, the Corporation will pay Mr. Knepp, in cash, within 30 days of termination, an aggregate amount equal to two times the sum of Mr. Knepp’s then base salary and the average of his bonus amounts over the prior three years. If during the term of the agreement, Mr. Knepp voluntarily terminates employment, retires, dies, or becomes disabled, the obligations of the parties under the agreement will cease, unless Mr. Knepp dies or becomes disabled after providing notice of termination for good reason following a change in control, in which case, Mr. Knepp, or his estate, as the case may be, will be entitled to the amounts described above.

The agreement provides for the reduction of any “change in control” payments to Mr. Knepp to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code which would result in the imposition of an excise tax to him and a loss of deduction to the Corporation.

The agreement contains noncompete covenants, which generally prohibit Mr. Knepp from engaging in banking activities within twenty-five miles of 300 Market Street, Williamsport, Pennsylvania, and nonsolicitation covenants relating to customers and employees. These covenants generally extend for a period of one year after Mr. Knepp’s termination of employment unless his employment terminates as a result of a delivery of a notice of nonrenewal by the Corporation, in which case these covenants end on the date the agreement terminates.

Aron M. Carter. Mr. Carter is a party to an employment agreement with the Corporation and JSSB. The agreement renews annually for one-year terms ending each December 31 absent notice of nonrenewal by either party. Under the agreement, Mr. Carter serves as Senior Vice President and Chief Risk Officer of the Corporation and JSSB.

Mr. Carter’s current annual base salary under the agreement is $125,000, subject to discretionary increases by the Corporation and JSSB. Mr. Carter is also entitled to participate in any pension, retirement, profit sharing, stock option, incentive bonus, employee stock ownership, or other plans, benefits, and privileges available to employees and executive officers of the Corporation and JSSB.

The agreement may be terminated for specified events of cause in which case the parties’ obligations under the agreement will cease. If the agreement is terminated without cause and there has not been a change-in-control (as defined in the agreement), then the Corporation and JSSB will continue to pay Mr. Carter’s then current annual base salary for the greater of six months or the number of months remaining in the term of his employment agreement and will provide Mr. Carter, at no cost to him, with continuation of health and medical benefits for the period during which he is receiving continued payments of base salary. If, following a change-in-control, the agreement is terminated by the Corporation or JSSB without cause or Mr. Carter voluntarily terminates his employment for specified events of good reason the Corporation and JSSB will pay Mr. Carter, in cash, within 30 days of termination, an aggregate amount equal to two times the sum of Mr. Carter’s then base salary and the average of his bonus amounts over the prior three years. If during the term of the agreement, Mr. Carter voluntarily terminates employment, retires, dies, or becomes disabled the obligations of the parties under the agreement will cease, unless Mr. Carter dies or becomes disabled after providing notice of termination for good reason following a change in control, in which case, Mr. Carter, or his estate, as the case may be, will be entitled to the amounts described above.
The agreement provides for the reduction of any “change in control” payments to Mr. Carter to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code which would result in the imposition of an excise tax to him and a loss of deduction to the Corporation.
The agreement contains noncompetition covenants, which generally prohibit Mr. Carter from engaging in banking activities within twenty-five miles of 300 Market Street, Williamsport, Pennsylvania, and noncompetition covenants relating to customers and employees. These covenants generally extend for a period of one year after Mr. Carter’s termination of employment unless his employment terminates as a result of a delivery of a notice of nonrenewal by the Corporation and JSSB, in which case these covenants end on the date the agreement terminates.
Michelle M. Karas. Ms. Karas is a party to an employment agreement with the Corporation and JSSB. The agreement renews annually for one-year terms ending each December 31 absent notice of nonrenewal by either party. Under the agreement, Ms. Karas serves as Senior Vice President and Chief Data Officer of the Corporation and JSSB.
Ms. Karas’ current annual base salary under the agreement is $129,731, subject to discretionary increases by the Corporation and JSSB. Ms. Karas is also entitled to participate in any pension, retirement, profit sharing, stock option, incentive bonus, employee stock ownership, or other plans, benefits, and privileges available to employees and executive officers of the Corporation and JSSB.
The agreement may be terminated for specified events of cause in which case the parties’ obligations under the agreement will cease. If the agreement is terminated without cause and there has not been a change-in-control (as defined in the agreement), then the Corporation and JSSB will continue to pay Ms. Karas’ then current annual base salary for the greater of six months or the number of months remaining in the term of her employment agreement and will provide Ms. Karas, at no cost to her, with continuation of health and medical benefits for the period during which she is receiving continued payments of base salary. If, following a change-in-control, the agreement is terminated by the Corporation or JSSB without cause or Ms. Karas voluntarily terminates her employment for specified events of good reason the Corporation and JSSB will pay Ms. Karas, in cash, within 30 days of termination, an aggregate amount equal to two times the sum of Ms. Karas’ then base salary and the average of her bonus amounts over the prior three years. If during the term of the agreement, Ms. Karas voluntarily terminates employment, retires, dies, or becomes disabled the obligations of the parties under the agreement will cease, unless Ms. Karas dies or becomes disabled after providing notice of termination for good reason following a change in control, in which case, Ms. Karas, or her estate, as the case may be, will be entitled to the amounts described above.
The agreement provides for the reduction of any “change in control” payments to Ms. Karas to the extent necessary to ensure that she will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code, which would result in the imposition of an excise tax to her and a loss of deduction to the Corporation.
The agreement contains noncompete covenants, which generally prohibit Ms. Karas from engaging in banking activities within twenty-five miles of 300 Market Street, Williamsport, Pennsylvania, and nonsolicitation covenants relating to customers and employees. These covenants generally extend for a period of one year after Ms. Karas’ termination of employment unless her employment terminates as a result of a delivery of a notice of nonrenewal by the Corporation and JSSB, in which case these covenants end on the date the agreement terminates.
COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on the Committee’s review and discussion with management, the Committee has recommended to the board of directors that the

Compensation Discussion and Analysis be included in this proxy statement and in, through incorporation by reference from this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2019.

Members of the Compensation Committee
Michael J. Casale, Jr.
William J. Edwards
D. Michael Hawbaker
R. Edward Nestlerode, Jr.

EXECUTIVE COMPENSATION

The following table sets forth the annual compensation for services in all capacities to the Corporation and the Banks for the year ended December 31, 2019 for those persons who served as the principal executive officer or principal financial officer at any time during the last completed fiscal year and the other executive officers for the last completed fiscal year (collectively, the “named executive officers”).

Summary Compensation Table

Name and Principal			Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Position		Year	($)	($)(1)	($)	($)	($)(2)	($)	($)(3)(4)	($)
Richard A. Grafmyre		2019	$825,000	$—	$—	$121,658	$362,750	$—	$28,574	$1,337,982
Chief Executive Officer (5)		2018	723,229	400	—	—	312,500	—	25,513	1,061,642
		2017	538,934	250	—	92,200	257,000	—	24,482	912,866

Brian L. Knepp	2,016	2019	200,000	—	—	97,326	70,250	—	17,605	385,181
President & Chief Financial		2018	184,000	400	—	232,435	66,000	—	15,770	498,605
Officer (6)		2017	170,185	250	—	69,150	58,000	—	14,764	312,349

Aron M. Carter		2019	119,822	—	—	30,414	22,250	—	9,187	181,673
Senior Vice President (7)		2018	116,460	400	—	40,380	22,000	—	6,509	185,749
		2017	114,640	250	—	27,660	16,000	—	8,367	166,917

Michelle M. Karas		2019	129,892	—	—	24,332	22,250	—	12,346	188,820
Senior Vice President (8)		2018	126,851	400	—	51,326	22,000	—	11,878	212,455
		2017	120,409	250	—	27,660	16,000	—	9,484	173,803

(1)	Amounts include a holiday bonus paid to all employees of JSSB: $0 for 2019; $400 for 2018; and $250 for 2017

(2)	Amounts represent amounts paid under the Corporation’s Performance-Based Bonus Plan.

(3)	The cost of certain perquisites and other personal benefits for Messrs. Grafmyre, Knepp, Carter, and Ms. Karas are not included because such total does not exceed $10,000.

(4)	Other compensation includes employer contributions to the 401(k) Plan for the benefit of Messrs. Grafmyre, Knepp, Carter, and Ms. Karas.

(5)	Mr. Grafmyre joined the Corporation in October 2010 and serves as the Chief Executive Officer of the Corporation, and is also a member of the board of directors of the Corporation.

(6)	Mr. Knepp serves as President and Chief Financial Officer of the Corporation, and is also a member of the board of directors of the Corporation.

(7)	Mr. Carter serves as a Senior Vice President - Chief Risk Officer of the Corporation.

(8)	Ms. Karas serves as a Senior Vice President, Secretary, & Chief Data Officer of the Corporation.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning awards granted to the named executive officers for the year ended December 31, 2019 under the 2014 Equity Incentive Plan.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
Richard A. Grafmyre	3/15/2019	—	30,000	$28.01	$121,658
Brian L. Knepp	3/15/2019	—	24,000	28.01	97,326
Aron M. Carter	3/15/2019	—	7,500	28.01	30,414
Michelle M. Karas	3/15/2019	—	6,000	28.01	24,332

The following table shows information regarding non-equity incentive awards under the Corporation’s Performance-Based Bonus Plan for 2019 for Messrs. Grafmyre, Knepp, Carter, and Ms. Karas.

(For fiscal year ended December 31, 2019)

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Richard A. Grafmyre	$—	$312,750	$312,750
Brian L. Knepp	—	70,250	70,250
Aron M. Carter	—	22,250	22,250
Michelle M. Karas	—	22,250	22,250

Awards were paid for 2019 under the Performance-Based Bonus Plan because actual performance measured against weighted performance factors resulted in performance of 100% of targeted performance goals. Cash payments made under the Plan for 2019 are included in the Summary Compensation Table under the column labeled “Non-Equity Incentive Plan Compensation.”   For further information on the Performance-Based Bonus Plan, see the “Compensation Discussion and Analysis” section of this proxy statement.

OUTSTANDING EQUITY AWARDS

The following table sets forth information concerning outstanding awards as of December 31, 2019 under the 2014 Equity Incentive Plan. All outstanding awards consist of stock options that vest either three or five years from the grant date and, accordingly, no options were exercisable at December 31, 2019.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Richard A. Grafmyre	—	15,000	$29.47	3/23/2027
Richard A. Grafmyre	—	30,000	28.01	3/15/2029
Brian L. Knepp	—	11,250	29.47	3/23/2027
Brian L. Knepp	—	22,500	30.07	1/5/2028
Brian L. Knepp	—	23,550	30.67	8/24/2028
Brian L. Knepp	—	24,000	28.01	3/15/2029
Aron M. Carter	—	4,500	29.47	3/23/2027
Aron M. Carter	—	7,800	30.67	8/24/2028
Aron M. Carter	—	7,500	28.01	3/15/2029
Michelle M. Karas	—	4,500	29.47	3/23/2027
Michelle M. Karas	—	9,900	30.67	8/24/2028
Michelle M. Karas	—	6,000	28.01	3/15/2029

OPTION EXERCISES AND STOCK VESTED

There were no options exercised by or vested for our named executive officers during the 2019 fiscal year.

NONQUALIFIED DEFERRED COMPENSATION

None of our named executive officers participate in a non-qualified deferred compensation plan.

RETIREMENT PLAN

JSSB maintains a noncontributory defined benefit pension plan for all employees hired prior to January 1, 2004, who meet certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation earned by an employee, which is the employee’s annual compensation averaged over the five highest paid consecutive calendar years within the final ten years of employment. Annual compensation is based upon the employee’s W-2 wages, which includes base salary, bonus, personal vehicle mileage for certain executive officers, and life insurance coverage that exceeds $50,000. JSSB's funding policy is consistent with the funding requirements of federal law and regulations. Plan assets are primarily comprised of common stocks and U.S. Government and corporate debt securities. The plan was amended, effective January 1, 2004, to cease eligibility for employees with a hire date of January 1, 2004 or later and the plan ceased accruing additional benefits as of December 31, 2014. Because Messrs. Grafmyre, Knepp, Carter, and Ms. Karas joined JSSB after termination of the pension plan, they are not eligible to participate in the pension plan. Employees with a hire date of January 1, 2004 or later are eligible to receive, after one year of service, an annual contribution by JSSB equal to a discretionary percentage of an employee’s base compensation into an account established for the employee under JSSB’s 401(k) plan. The accrued normal retirement benefit under the plan is determined by the following formula: 1.4% of the average annual compensation up to Social Security covered compensation multiplied by the credited service, plus 2% of the average annual compensation that is in excess of Social Security covered compensation multiplied by the number of years of credited service.

CHIEF EXECUTIVE OFFICER − PAY RATIO DISCLOSURE
The following pay ratio information is provided in accordance with the requirements of Item 402(u) of SEC Regulation S-K:
For fiscal 2019, the Corporation’s last completed fiscal year:

•	the annual total compensation of the Corporation's median employee (other than the Chief Executive Officer) was $41,025; and

•	the annual total compensation of the Corporation’s Chief Executive Officer, Richard A. Grafmyre, was $1,337,982.

Based on this information, the ratio for 2019 of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all employees is 33 to 1.

The Corporation identified its median employee for the year ended December 31, 2017. In 2017, the Corporation used wages from its payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2017 to determine the median of the annual total compensation of all employees (other than the Chief Executive Officer). In making this determination, the Corporation annualized the compensation of approximately 314 full time and part time permanent employees, with no full time equivalent adjustments for part time employees, of which there were approximately 32. There have been no changes in the Corporation's employee population or employee compensation arrangements that the Corporation believes would result in a significant change to the pay ratio information for fiscal 2019 and, accordingly, the Corporation has used the same median employee for fiscal 2019 for the purposes of determining pay ratio information. For 2019:

•	All elements of the identified median employee’s compensation for 2019 were added, resulting in annual total compensation of $41,025.

•	The amount reported in the Total column of our 2019 Summary Compensation Table was used for the total annual compensation of the Chief Executive Officer.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Each of the named executive officers would be entitled to certain contractual benefits if their employment terminates under certain circumstances preceding or following a change in control. The agreements are described under the caption “Employment and Change in Control Agreements” included in the Compensation Discussion and Analysis. We calculated the potential post-employment payments due to each of these named executive officers assuming the employment of each named executive officer was terminated either before or after a change in control on December 31, 2019. Actual amounts payable can only be determined at the time of such executive’s termination. The following table summarizes the potential payments to Messrs. Grafmyre, Knepp, Carter, and Ms. Karas.

				Before Change in Control		After Change in Control
		Termination for Death or Disability	Involuntary Termination for Cause	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination without Cause	Voluntary Termination for Good Reason
Richard A. Grafmyre	Severance (1)	$—	$—	$2,962,493	$—	$1,921,667	$1,921,667
	Welfare continuation (2)	—	—	56,394	—	26,992	26,992
	Value of Accelerated Stock Options	254,922	—	—	—	254,922	254,922
	Potential reduction in payout due to operation of Code Section 280G	—	—	—	—	—	—
	Total	$254,922	$—	$3,018,887	$—	$2,203,581	$2,203,581
Brian L. Knepp	Severance (1)	$—	$—	$196,745	$—	$454,778	$454,778
	Welfare continuation (2)	—	—	—	—	—	—
	Value of Accelerated Stock Options	321,188	—	—	—	321,188	321,188
	Potential reduction in payout due to operation of Code Section 280G	—	—	—	—	—	—
	Total	$321,188	$—	$196,745	$—	$775,966	$775,966
Aron M. Carter	Severance (1)	$—	$—	$122,966	$—	$272,594	$272,594
	Welfare continuation (2)	—	—	—	—	—	—
	Value of Accelerated Stock Options	85,493	—	—	—	85,493	85,493
	Potential reduction in payout due to operation of Code Section 280G	—	—	—	—	—	—
	Total	$85,493	$—	$122,966	$—	$358,087	$358,087
Michelle M. Karas	Severance (1)	$—	$—	$127,572	$—	$280,413	$280,413
	Welfare continuation (2)	—	—	6,902	—	—	—
	Value of Accelerated Stock Options	45,300	—	—	—	45,300	45,300
	Potential reduction in payout due to operation of Code Section 280G	—	—	—	—	—	—
	Total	$45,300	$—	$134,474	$—	$325,713	$325,713

(1) For severance and welfare continuation payment calculation, and time and form of such payments, see "Employment and Change in Control Agreements." For Mr. Grafmyre, payments resulting from an involuntary termination without cause prior to a “change in control” illustrate continuation of his current base salary and welfare benefits through the remaining term of the contract (April 30, 2024; representing both full-time and reduced-time employment periods) and payments resulting from an involuntary termination without cause after a “change in control” illustrate a lump-sum cash payment equal to two times the sum of (i) his current base salary and (ii) the average of his last three annual bonuses.

(2) Assumes no increase in the cost of welfare benefits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the board of directors who served on the Compensation Committee during the 2019 fiscal year was an officer or employee of the Corporation or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more of its executive officers serving on our board of directors or Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors is composed of all independent directors as defined under Nasdaq listing standards and SEC rules. The Audit Committee operates under a written charter adopted by the board of directors, a copy of which is available on our website, www.pwod.com, under Investor Relations/Financial Information/Governance Documents and is available upon request to the President or the Chief Executive Officer.

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2019, and discussed them with management and our independent registered public accounting firm, S.R. Snodgrass, P.C. The Audit Committee also has discussed with our independent auditor the matters required to be discussed by Auditing Standard No. 1301, "Communications with Audit Committees" issued by the Public Company Accounting Oversight Board.

The Audit Committee has received from our independent auditor the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with management and the independent accountant the accountant’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the board of directors that our audited financial statements for the fiscal year ended December 31, 2019 be included in our Annual Report on Form 10-K for that fiscal year for filing with the SEC.

In connection with standards for independence of our external auditors issued by the Public Company Accounting Oversight Board, during the 2020 fiscal year, the Audit Committee will consider in advance of the provision of any non‑audit services by our independent accountant whether the provision of such services is compatible with maintaining the independence of our external auditors.

This report is not intended to be incorporated by reference into any filing made by Penns Woods Bancorp, Inc. with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Members of the Audit Committee
Daniel K. Brewer
Michael J. Casale, Jr.
William J. Edwards
James M. Furey, II
D. Michael Hawbaker
Leroy H. Keiler, III
Cameron W. Kephart
Joseph E. Kluger
Charles E. Kranich, II
Robert Q. Miller
John G. Nackley
R. Edward Nestlerode, Jr.
William H. Rockey
Jill Fortinsky Schwartz
Ronald A. Walko

PROPOSAL NO. 2

PROPOSAL TO APPROVE THE PENNS WOODS BANCORP, INC.
2020 EQUITY INCENTIVE PLAN

The board of directors has approved the Penns Woods Bancorp, Inc. 2020 Equity Incentive Plan (the “Equity Incentive Plan”), subject to approval by the Corporation’s shareholders. The Equity Incentive Plan will enable the board to provide stock-based compensation to employees and non-employee directors of the Corporation and its subsidiaries. The following summary of the provisions of the Equity Incentive Plan is subject to the specific provisions in the full text of the Plan set forth as Appendix “A” to this Proxy Statement.
The Corporation believes that an equity-based compensation plan is an important component to its overall compensation program and its ability to promote superior financial performance. The board of directors has unanimously approved the proposed Equity Incentive Plan and directed that it be submitted to shareholders for consideration.

The Equity Incentive Plan is intended to replace the Corporation’s existing 2014 Equity Incentive Plan. There are currently no shares of Common Stock remaining available for issuance under the 2014 Equity Incentive Plan. Assuming shareholder approval of the new Equity Incentive Plan, no additional awards can or will be made under the 2014 Equity Incentive Plan.
Purpose of Equity Incentive Plan
The Equity Incentive Plan is intended to provide selected employees and non‑employee directors of the Corporation and its subsidiaries with an opportunity to acquire Common Stock or awards measured by reference to the value of Common Stock. The Equity Incentive Plan is designed to help the Corporation attract, retain, and motivate employees and non‑employee directors to contribute to the success of the Corporation and its subsidiaries. Awards will be granted under the Plan based on, among other things, the individual’s level of responsibility and performance.
Key Terms
The following is a summary of certain of the key provisions of the Equity Incentive Plan:

Plan Effective Date:	Upon approval by the Corporation’s shareholders.
Plan Expiration Date:	No awards may be made after 10 years from the Effective Date.
Eligible Participants:	All employees and non-employee directors of the Corporation and its subsidiaries.
Shares Authorized:	750,000 (approximately 10% of outstanding shares on March 2, 2020). Shares authorized and awards under the Plan are subject to customary anti-dilution provisions.
Award Types:
The following types of awards may be issued under the Equity Incentive Plan:
•
incentive stock options with a term not longer than 10 years;
•
non-qualified stock options with a term not longer than 10 years and one month;
•
restricted stock;
•
restricted stock units; and
•
other equity-based awards.

Share Limits Per Person:	Awards covering no more than 100,000 shares may be issued to any single participant in any twelve-month period.
Aggregate Limit on Awards to Non-Employee Directors:	Awards covering a maximum of 150,000 shares may be issued to all Non-Employee Directors during the term of the Equity Incentive Plan.
Vesting:	Determined by the Committee, but with a minimum one-year vesting requirement.
Performance Criteria:	Determined by the Committee, but not mandatory.
Not Permitted:
The following are not permitted under the Equity Incentive Plan:
•
granting stock options at a price below fair market value;
•
repricing stock options;
•
increasing the annual per person share limit with respect to awards; or
•
increasing the aggregate limit for awards to non-employee directors.

Types of Awards Authorized
The following types of awards may be made under the Equity Incentive Plan:

•
Incentive Stock Options. Incentive stock options permit an optionee to purchase a fixed number of shares of Common Stock at a fixed exercise price over a specified time period. Incentive stock options must satisfy the requirements of Internal Revenue Code Section 422.

•
Nonqualified Stock Options. Nonqualified stock options permit an optionee to purchase a fixed number of shares of Common Stock at a fixed price over a specified time period. Nonqualified stock options are not required to satisfy the requirements of Code Section 422.

•
Restricted Stock. Awards of restricted stock involve grants of Common Stock to a participant that are subject to forfeiture unless and until the vesting conditions applicable to the award are satisfied. Subject to any restrictions set forth in an award agreement, holders of restricted stock awards are generally entitled to vote the shares underlying the award and are entitled to receive dividends on shares subject to an award, which dividend payments are released to the participant only when the shares subject to the award have vested. Upon vesting, certificates representing shares of restricted stock previously granted are released to the participant, together with cash (without interest) equal to dividends that were paid on such shares.

•
Restricted Stock Units. Awards of restricted stock units represent an unsecured promise by the Corporation to deliver shares of Common Stock if and when vesting conditions applicable to an award are satisfied. Holders or restricted stock units have no voting rights with respect to restricted stock units. Under the Plan, the Committee may, in its discretion, credit restricted stock units with cash and stock dividends paid on shares of Common Stock underlying the restricted stock unit. Upon vesting, the participant receives one share of Common Stock for each outstanding restricted stock unit and cash equal to dividend equivalents, if any, applicable to the restricted stock unit. At the discretion of the Committee and if provided in an award agreement, restricted stock units may be settled in cash or part cash and part Common Stock.

•
Other Equity-Based Awards. Other equity-based awards are awards, other than incentive stock options, non-qualified stock options, restricted stock, and restricted stock units, that are payable in shares of Common Stock or which are measured by the value of Common Stock. Other equity-based awards may be made either alone or in tandem with other awards. Other equity-based awards will be subject to such conditions, not inconsistent with the Plan, as the Committee shall determine in its sole discretion.

Eligibility
Employees and non-employee directors of the Corporation and its subsidiaries are eligible to receive awards under the Equity Incentive Plan. Awards to non-employee directors are limited to 150,000 shares in the aggregate during the term of the Plan. The Committee will determine which employees and non-employee directors will be eligible to receive awards under the Equity Incentive Plan. The Committee has the ability to authorize the Corporation’s Chief Executive Officer to make limited awards under the Equity Incentive Plan pursuant to a policy to be approved by the Committee. The Chief Executive Officer may not make any awards to himself or herself or any person who is an officer subject to Section 16 of the Securities Exchange Act of 1934.
Administration
The Equity Incentive Plan will be administered by the Compensation Committee of the board of directors (the “Committee”), consisting of two or more members of the board who are non-employee directors within the meaning of Section 16 of the Securities Exchange Act of 1934. Subject to the terms of the Equity Incentive Plan, the Committee has the power to: (i) select the employees and non-employee directors who will receive awards; (ii) determine the number of shares covered by any award; (iii) determine the dates when awards will be granted; (iv) prescribe the terms, conditions and other provisions of awards; (v) amend outstanding awards, including for the purpose of modifying the time or manner of vesting, subject to a participant’s consent if an amendment impairs the participant’s rights or increases a participant’s obligations under an award; (vi) determine whether an option constitutes an incentive stock option or a nonqualified stock option; (vii) determine any performance criteria applicable to an award; (viii) determine the duration and purpose of leaves of absence that may be granted to a participant without constituting a termination of employment or service; and (ix) make decisions with respect to outstanding awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments. The Committee has the sole authority to interpret the Equity Incentive Plan, and establish, amend, or rescind any rules relating to the Plan.
Shares Authorized
The aggregate number of shares of Common Stock for which awards may be made under the Equity Incentive Plan is 750,000. Shares of Common Stock subject to an award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares to which the award related will again be available for issuance under the Equity Incentive Plan. Shares tendered in payment of the exercise price for a stock option or delivered to the Corporation to satisfy tax withholding obligations, however, will not again be available for issuance under the Equity Incentive Plan.

The Equity Incentive Plan includes standard anti-dilution provisions that adjust the number of shares issuable under the Plan and the shares of Common Stock subject to the terms of awards, and other related matters (including the exercise price of awards where relevant), in the event of stock dividends, stock splits, and similar changes relating to the Common Stock.
Awards
Subject to Plan limits, the Committee has the discretionary authority to determine the size of an award, and any vesting or performance-based requirements relating to an award. All awards must contain a minimum one-year vesting requirement, but may be subject to such longer vesting period and/or one or more performance goals as the Committee may determine. The Equity Incentive Plan permits the Committee to authorize Penns Woods’ Chief Executive Officer to make limited awards under the Equity Incentive Plan pursuant to a policy to be approved by the Committee. The Chief Executive Officer, may not make any awards to, or alter any awards previously made to, him or herself or any person who is an officer, subject to Section 16 of the Securities Exchange Act of 1934.
Exercise of Stock Options
The exercise price of an option to purchase a share of Common Stock is, in the case of an incentive stock option, not less than 100% of the fair market value of a share of Common Stock on the date the option is granted (determined by reference to the closing price of a share of Common Stock on any stock exchange on which the Common Stock is traded), except that the exercise price must not be less than 110% of such fair market value in the case of an incentive stock option granted to an owner of more than 10% of the voting power of the Corporation’s outstanding voting securities. The exercise price of an option to purchase a share of Common Stock must be, in the case of a non-qualified stock option, not less than 100% of the fair market value of a share of Common Stock on the date the option is granted. Fair market value will be determined consistent with the provisions of Code Section 409A and applicable regulations. The exercise price of an award is subject to adjustment under limited circumstances relating to stock dividends, stock splits, and similar transactions.
Vesting of Awards
Each stock option, restricted stock award, or other award is subject to such terms and conditions, including vesting requirements, as may be specified in the agreement issued to a participant to evidence the grant or award.
Each stock option or other award granted to a participant vests only after the earlier of (i) the date the participant has completed at least one year of continuous employment or service as a non‑employee director with the Corporation or a subsidiary immediately following the date of the award (or such later date as may be specified in an agreement, including a date that may be tied to the satisfaction of one or more performance goals); (ii) unless otherwise provided in an agreement, the date of the participant’s retirement, death, or disability; or (iii) unless otherwise provided in an agreement, the date that the participant terminates employment or service as a non-employee director due to retirement.
In the event that a participant’s employment or services as a non‑employee director is terminated and the Committee deems it equitable to do so, the Committee may, in its discretion and subject to the approval of a majority of the disinterested members of the Board, waive any minimum vesting period (but not any performance goal or goals) with respect to an award held by such participant. Any such waiver may be made with retroactive effect, provided it is made within 60 days following such participant’s termination of employment. The Committee has general discretionary power to accelerate the time in which any outstanding award may be first exercised or the time in which an award will vest, notwithstanding any contrary provisions of an award.
Change in Control Provisions
Awards under the Equity Incentive Plan will become exercisable and fully vested upon the occurrence of a “change in control” of the Corporation, which is defined in the Equity Incentive Plan as follows: (i) the acquisition of beneficial ownership by any person or entity of securities representing 51% or more of the combined voting power of the Corporation’s outstanding securities; (ii) completion, in one or a series of related transactions, of a sale, exchange, or transfer of substantially all of the Corporation’s assets; (iii) consummation of a merger, consolidation, statutory share exchange, or similar transaction involving the Corporation and requires the approval by the Corporation’s shareholders (unless the Corporation is the surviving entity in the subject transaction); (iv) the date that is ten business days prior to a complete dissolution or liquidation of the Corporation; or (v) a change in the composition of a majority of the board of directors over a two-year period unless new directors were approved by a vote of 66-2/3% of directors in office who were directors at the beginning of such period.
Termination of Employment or Service; Death, Disability, and Retirement
Awards generally expire upon termination of employment or service as a non-employee director.  In certain instances after a participant terminates employment or service, the Committee may extend the exercise period of a vested nonqualified stock option up to the remaining term of the option.  A vested incentive stock option must be exercised within three months from the date of termination of employment. The Committee may provide that any service requirement may be accelerated or waived upon death, disability or retirement of an option holder. Restricted stock awards are generally subject to the same requirements with respect to vesting and achievement of performance goals.
Amendments
The Board may at any time terminate, amend, modify or suspend the Equity Incentive Plan, provided that, without the approval of the shareholders of the Corporation, no amendment or modification can be made solely by the Board which:

•	increases the maximum number of shares of Common Stock as to which awards may be granted under the Plan (except in the case of certain corporate reorganizations);

•	changes the class of eligible Participants; or

•	otherwise requires the approval of shareholders under applicable state law or under applicable federal law to avoid potential liability or adverse consequences to the Corporation or a participant.

No amendment, modification, suspension or termination of the Equity Incentive Plan can in any manner negatively affect any award previously granted under the Plan without the consent of the Participant or any person validly claiming under or through the Participant.
Tax Consequences
The following is a general description of the federal income tax consequences to the participant and the Corporation with regard to awards granted under the Equity Incentive Plan under present law. This discussion is intended for the information of shareholders in connection with the Annual Meeting and not as tax guidance to participants in the Equity Incentive Plan, as the consequences may vary with the types of awards made, the identity of the recipients, and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws and does not purport to discuss all tax consequences related to awards under the Equity Incentive Plan.
Incentive Stock Options.   There typically will be no federal income tax consequences to the optionee or to the Corporation upon the grant or exercise of an incentive stock option (other than the potential alternative minimum tax consequences, discussed in this paragraph, to the optionee upon exercise). If the optionee holds the shares acquired upon option exercise for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Corporation will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Corporation will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current federal taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income. As a result, the exercise of an incentive stock option may trigger alternative minimum tax liability.
Nonqualified Stock Options.   There typically will be no federal income tax consequences to the optionee or to the Corporation upon the grant of a nonqualified stock option under the Equity Incentive Plan. When the optionee exercises a nonqualified option, however, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock received at the time of exercise over the exercise price, and the Corporation will be allowed a corresponding deduction, subject to any applicable limitations under the Internal Revenue Code. Any gain that the optionee recognizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.
Restricted Stock.   Unless a participant makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and the Corporation will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the Common Stock as of that date (less any amount paid for the stock), and the Corporation will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under the Internal Revenue Code. If the participant files an election under Code Section 83(b) within 30 days of the date of grant of the restricted stock, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Corporation will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under the Internal Revenue Code. Any future appreciation in the stock will be taxable to the participant at capital gains rates.

Restricted Stock Units. When a restricted stock unit is granted, no income will be recognized by the participant. Upon the payment to the participant of shares of Common Stock or cash in respect of restricted share units, the participant recognizes ordinary compensation income equal to the fair market value of the shares or cash as of the date of delivery. The Corporation is entitled to a deduction equal to the compensation income recognized by the participant, subject to any applicable limitations under the Internal Revenue Code.
Plan Termination
Unless previously terminated by the board of directors, the Equity Incentive Plan will terminate on, and no award may be granted under the Equity Incentive Plan, on the date that immediately precedes the tenth anniversary of approval of the Plan by shareholders.
Summary of Benefits
It is not possible to determine the number of options to purchase Common Stock or the number of shares subject to other awards that will be granted under the Equity Incentive Plan to any particular individual. No awards have been made under the Equity Incentive Plan as of the date of this Proxy Statement.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE PENNS WOODS BANCORP, INC. 2020 EQUITY INCENTIVE PLAN. The affirmative vote of a majority of all votes cast at the Annual Meeting is required to approve the Plan. All proxies will be voted “FOR” approval of the Equity Incentive Plan unless a shareholder specifies to the contrary on such shareholder’s proxy card.
PROPOSAL NO. 3

PROPOSAL TO APPROVE THE PENNS WOODS BANCORP, INC.
2020 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN
The board of directors has approved the Penns Woods Bancorp, Inc. 2020 Non-Employee Director Compensation Plan (the “Non-Employee Director Compensation Plan”), subject to approval by the Corporation’s shareholders. The following summary of the provisions of the Non-Employee Director Compensation Plan is subject to the specific provisions in the full text of the Plan set forth as Appendix “B” to this Proxy Statement.
Purpose of the Non-Employee Director Compensation Plan
The board believes that the Non-Employee Director Compensation Plan will more closely align the interests of the non-employee members of the board of directors with shareholders by requiring that a material portion of the annually established dollar amount of non-employee director compensation be paid in the form of Common Stock. Non-employee directors can also voluntarily elect to receive up to 100% of their annual compensation in the form of Common Stock. Because the Non-Employee Director Compensation Plan is designed to increase ownership of the Common Stock by directors, each non-employee director of the Corporation and any subsidiary designated by the board of directors of the Corporation, including the Banks, is required to participate in the Plan, except as described below. Directors of the Corporation or any subsidiary of the Corporation who are also employees will not participate in the Plan because they do not receive additional fees for board service.
Summary of Key Provisions of the Non-Employee Director Compensation Plan
Under the Plan, the Compensation Committee will annually establish a dollar amount of annual compensation payable for all services (including annual retainers for board and committee service) performed by any non-employee director or any non-employee director of any subsidiary of the Corporation designated by the Corporation’s board of directors. The Compensation Committee will also set a stock component percentage of such annual compensation that must be paid in the form of Common Stock. The actual number of shares of Common Stock to be distributed quarterly to a participating non-employee director will be determined in all cases by multiplying the then payable quarterly portion of a non-employee director's compensation by the applicable stock component percentage for such year, and dividing the result by the market value of the Common Stock (determined by reference to the closing price of a share of Common Stock on any stock exchange on which the Common Stock is traded) on the applicable payment date.
The initial stock component percentage has been set under the Non-Employee Director Compensation Plan at 50%, thereby requiring each non-employee director to receive 50% of their annual board compensation in the form of Common Stock. Each non-employee director also can elect to receive more than the established stock component percentage in the form of Common Stock (up to 100% of annual board compensation) by making a written election prior to the calendar year to which the compensation relates.

The Non-Employee Director Compensation Plan provides for the following exemptions from participation based on share ownership: (i) a non-employee director of the Corporation (whether or not such non-employee director is also a director of a subsidiary of the Corporation) who beneficially owns more than 20,000 shares of Common Stock is not required to receive any portion of annual compensation in the form of Common Stock, and may designate, for any year in which such level of beneficial ownership applies, a percentage of annual compensation payable in shares of Common Stock that is less than the then applicable stock component percentage; (ii) a non-employee director of a subsidiary of the Corporation (who is not also a director of the Corporation) who beneficially owns more than 10,000 shares of Common Stock is not required to receive any portion of annual compensation in the form of Common Stock, and may designate, for any year in which such level of beneficial ownership applies, a percentage of annual compensation payable in shares of Common Stock that is less than the then applicable stock component percentage; and (iii) a non‑employee director who is a director of both the Corporation and a subsidiary of the Corporation and who beneficially owns more than 10,000 but less than 20,000 shares of Common Stock is required to receive a portion of such non-employee director’s annual compensation relating to service on the board of directors of the Corporation (but not any portion of annual compensation relating to service on the board of directors of the subsidiary of the Corporation) in the form of Common Stock until such non-employee director beneficially owns 20,000 shares of Common Stock.
Administration
The Compensation Committee will administer and interpret the Non-Employee Director Compensation Plan and have the power to construe the Plan, determine all questions arising under the Plan, and adopt and amend such rules and regulations for administration of the Plan as it deems desirable, all of which must be consistent with the terms of the Plan.
Restrictions on Sale of Shares Acquired Under Plan
Shares issued under the Non-Employee Director Compensation Plan may not be sold, assigned, pledged, or otherwise transferred for a period ending three years from the date of issuance, regardless of whether board service of a non-employee director has terminated prior to the end of such three-year period.
Plan Termination
The Non-Employee Director Compensation Plan will terminate on the earliest of the following dates: (i) the date of adoption of a resolution by the board of directors terminating the Plan; (ii) the date on which no additional shares are available for issuance under the Plan; or (iii) May 1, 2030.
Summary of Benefits
It is not possible to determine the number of shares subject to other awards that may be issued under the Non-Employee Director Compensation Plan to any particular individual. No shares have issued under the Non-Employee Director Compensation Plan as of the date of this Proxy Statement.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PENNS WOODS BANCORP, INC. 2020 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN. The affirmative vote of a majority of all votes cast at the Annual Meeting is required to approve the Non-Employee Director Compensation Plan. All proxies will be voted “FOR” approval of the Non-Employee Director Compensation Plan unless a shareholder specifies to the contrary on such shareholder’s proxy card.
PROPOSAL NO. 4

NON-BINDING (ADVISORY) VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, the Corporation is providing shareholders with a non-binding (advisory) vote on the compensation of its named executive officers.

Shareholders are being asked to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. These disclosures appear in this proxy statement under the “Compensation Discussion and Analysis,” in the compensation tables and in the narrative discussion following the compensation tables. Accordingly, shareholders are being asked to approve the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding (advisory) basis, the compensation of the Corporation’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.”

The vote is advisory and therefore not binding on the Corporation, any committee of the board of directors, or the board of directors. The board of directors and the Compensation Committee of the board of directors value the opinions of shareholders and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, shareholder concerns will be considered and the Compensation Committee will evaluate whether any action is necessary to address such concerns. In 2017 our shareholders voted to hold non-binding (advisory) votes to approve executive compensation every year. The next non-binding (advisory) vote to approve the compensation of the Corporation's named executive officers will occur in 2021.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL, ON A NON-BINDING (ADVISORY) BASIS, OF THE COMPENSATION OF THE CORPORATION’S NAMED EXECUTIVE OFFICERS PURSUANT TO THE ABOVE RESOLUTION. The affirmative vote of a majority of all votes cast at the Annual Meeting is required to approve this advisory proposal. All proxies will be voted “FOR” approval of this advisory proposal unless a shareholder specifies to the contrary on such shareholder’s proxy card.

PROPOSAL NO. 5

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors of the Corporation has appointed the firm of S.R. Snodgrass, P.C. (the “Auditors”) of Cranberry Township, Pennsylvania, as the Corporation’s independent registered public accounting firm for its 2020 fiscal year. The terms of the appointment were reviewed and recommended by the Audit Committee.

Although ratification by the Corporation’s shareholders is not required by our bylaws or otherwise, the board of directors is submitting the selection of the Auditors to shareholders for ratification because the Corporation values its shareholders’ views on the Corporation’s independent registered public accounting firm. If the Corporation’s shareholders fail to ratify the selection, it will be considered as notice to the board of directors and the Audit Committee to consider the selection of a different independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Corporation.

A representative from the Auditors is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement if he or she desires to do so, and will be available to answer appropriate questions from shareholders.

The Auditors served as the Corporation’s independent registered public accounting firm for the 2019 and 2018 fiscal years, provided assistance to the Corporation in connection with regulatory matters and charged the Corporation for such services at its customary hourly billing rates. The fees paid by the Corporation are summarized below. The non-audit services were approved by the Corporation’s Audit Committee after due consideration of the effect of the performance thereof on the independence of the Auditors and after the conclusions by the Corporation’s board of directors that there was no effect on the independence of the Auditors. The Auditors have advised the Corporation that none of its members have any financial interest in the Corporation.

Audit Fees
The fees for professional services incurred by the Corporation for services rendered by the Auditors in connection with the audit of the Corporation’s financial statements for the years ended December 31, 2019 and December 31, 2018, and the review of the Corporation’s Forms 10-Q for such fiscal years, were $187,301 and $175,814, respectively. All such services were performed by permanent, full-time employees of S.R. Snodgrass, P.C.

Audit-Related Fees
Audit-Related fees for the performance of the audits of the financial statements of the Corporation's employee benefit plans for the years ended December 31, 2019 and December 31, 2018, were $19,702 and $20,231, respectively.

Tax Fees
Tax fees for the years ended December 31, 2019 and December 31, 2018 resulting from compliance fees for the preparation of original tax returns totaled $23,971 and $27,679, respectively.

All Other Fees
There were other fees billed to the Corporation by S.R. Snodgrass, P.C. for performing information security attack and penetration testing, security awareness training, and social engineering testing for the years ended December 31, 2019 and December 31, 2018 that totaled $24,470 and $24,445, respectively.

Pre-approval of Audit and Permissible Non-Audit Services
The Audit Committee of the board of directors pre-approves all audit and permissible non-audit services provided by the Corporation’s independent registered public accounting firm. All of the services provided by S.R. Snodgrass, P.C. set forth above were pre-approved by the Audit Committee.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF S.R. SNODGRASS, P.C., AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2020 FISCAL YEAR. The affirmative vote of a majority of all votes cast at the Annual Meeting is required to ratify the appointment. All proxies will be voted “FOR” ratification of the appointment unless a shareholder specifies to the contrary on such shareholder’s proxy card.
SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

Applicable SEC regulations permit shareholders to submit proposals for inclusion in the Corporation's proxy materials and consideration at annual meetings of shareholders. Any such proposals for the Corporation's Annual Meeting of Shareholders to be held in 2021 must be submitted in writing to the President of Penns Woods Bancorp, Inc., at its principal executive office, 300 Market Street, Williamsport, PA 17701, on or before November 23, 2020, and must follow the procedures required by SEC Rule 14a-8 in order to be included in proxy materials relating to that meeting.

A shareholder proposal submitted after November 23, 2020, or which does not otherwise meet the requirements of the SEC, will not be included in the Corporation's proxy statement for the annual meeting to be held in 2021, but may be presented for consideration at the annual meeting, if submitted to the Secretary of the Corporation not less than ninety (90) days or more than one hundred fifty (150) days prior to the annual meeting, which proposal must contain certain information required by the bylaws. The date of the 2021 annual meeting is presently expected to occur on April 27, 2021. Accordingly, a shareholder intending to present such a proposal for consideration at the 2021 annual meeting of shareholders must provide notice of the matter no later than January 27, 2021 in the manner set forth in the bylaws; otherwise, the proposal may be disregarded for purposes of the meeting and, in any event, the proxy holders of the board of directors would generally have discretionary authority to vote on such proposal at the meeting.

CERTAIN TRANSACTIONS

Nasdaq rules require that we conduct an appropriate review of related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of the board of directors.

Our Code of Ethics and Conflicts of Interest Policy requires all directors, officers, and employees who may have a potential or apparent conflict of interest to notify our Human Resource Director. A potential conflict exists whenever an individual has an outside interest - direct or indirect - which conflicts with the individual’s duty to the Corporation or any of its affiliates or adversely affects the individual’s judgment in the discharge of his or her responsibilities. Prior to consideration, full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals in the transaction is required The Code of Ethics and Conflict of Interest Policy is available on our website, www.pwod.com, under Investor Relations/Financial Information/Governance Documents and is available on request to the President or the Chief Executive Officer.

To identify related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest.

There have been no material transactions, or any material transactions proposed, between the Corporation and the Banks and any director or executive officer of the Corporation and the Banks, or any associate of the foregoing persons. The Corporation and the Banks have had, and intend to continue to have, banking and financial transactions in the ordinary course of business with directors and officers of the Corporation and their associates on comparable terms and with similar interest rates as those prevailing from time to time for persons not related to or associated with the Corporation.
Total loans outstanding from the Banks at December 31, 2019 to the Corporation's officers and directors as a group, members of their immediate families and companies in which they had an ownership interest of 10% or more was $14,374,000, or approximately 9.28%, of the total equity capital of the Corporation. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Corporation, and did not involve more than the normal risk of collectability or present other unfavorable features.

ANNUAL REPORT

A copy of the Corporation’s Annual Report and Form 10-K for its fiscal year ended December 31, 2019 is enclosed with this proxy statement.
You may access the following proxy materials at http://www.edocumentview.com/pwod:

•	Notice of the 2020 Annual Meeting of Shareholders;

•	2020 Proxy Statement;

•	Annual Report to Shareholders for the year ended December 31, 2019; and

•	Proxy Card.

OTHER MATTERS

The board of directors of the Corporation is not aware that any other matters are to be presented for action, other than the matters described in the accompanying Notice of Annual Meeting of Shareholders. Because the Corporation has not received notice of any other matters to be presented for action at the meeting, if any other matters properly come before the Meeting, or any adjournments thereof, the proxy holders are authorized to vote thereon at their discretion.

All directors of the Corporation are expected to attend the Corporation’s Annual Meeting of Shareholders. In 2019, thirteen directors attended the Annual Meeting of Shareholders.

Shareholders may communicate directly with the board of directors of the Corporation by contacting the Corporation’s Chief Executive Officer, Richard A. Grafmyre, 300 Market Street, Williamsport, PA 17701 (570-322-1111). All bona fide communications received by the Corporation’s Chief Executive Officer will be relayed to the applicable member of the board of directors or, if no specific director is designated to receive the communication, the appropriate board member.

ADDITIONAL INFORMATION

UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE CORPORATION’S REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2019, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE EXCHANGE ACT, MAY BE OBTAINED, WITHOUT CHARGE, FROM RICHARD A. GRAFMYRE, CHIEF EXECUTIVE OFFICER, PENNS WOODS BANCORP, INC.

By Order of the Board of Directors,

Richard A. Grafmyre
Chief Executive Officer

Dated: March 23, 2020